Exhibit 10.32

Description of Compensation for Certain Directors

The Company’s Board of Directors voted in March 2001 that non-employee Directors of the Corporation receive cash compensation of $6,000 for their services in year 2000. Commencing in year 2001, non-employee Directors received a quarterly stipend of $1,500, for a yearly total of $6,000 each, and in addition, each non-employee Director who is a member of the Audit Committee received an additional $500 per quarter for a yearly total of $2,000 each. The Company’s Board of Directors approved an amendment in February 2002 whereby effective in year 2002, non-employee Directors of the Corporation will receive a quarterly stipend of $2,500, for a yearly total of $10,000. In addition, effective in year 2002, each non-employee Director who is a member of Compensation Committee will receive an additional $500 per quarter for a yearly total of $2,000. The stipend for Audit Committee members will remain unchanged in year 2002 from year 2001.

Each Director is eligible to receive options to purchase Common Stock under the Company’s 1999 Non-Qualified Stock Option Plan. In March 2001 the Company’s Board of Directors voted that non-employee Directors of the Corporation be granted a minimum of 15,000 Non-Qualified stock options at the start of their term of service, which vest over a three year period (1/3 each year) and have an exercise price equal to the fair market value of the underlying shares on the date of the grant. In 2001, 15,000 non-qualified stock options were granted to each non-employee Director of the Corporation. In February 2002, an additional 10,000 non-qualified stock options were granted to each non-employee Director of the Corporation.